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                                  Exhibit 99.2

                             ROCKPORT NATIONAL BANK
                                 16 Main Street
                              Rockport, MA  01966
                                 (978) 546-3411

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                        DATE:     June 15, 1999
                        TIME:     10:00 a.m.
                        PLACE:    Main Office of the Bank
                                  16 Main Street
                                  Rockport, MA 01966


MATTERS TO BE VOTED ON:

 .    Election of eight directors.

 .    Ratification of the appointment of Wolf & Company, P.C. as our independent accountants for December 31, 1999.

 .    Approval of the Plan and Agreement of Reorganization pursuant to which
     Rockport National Bancorp, Inc., a proposed bank holding company will acquire all of the outstanding shares of common stock of the Rockport National Bank for shares of common stock of the bank holding company. Upon consummation of the Reorganization, each share of Bank Common Stock will be converted into one share of Company Common Stock.

 .    Any other matters properly brought before the meeting.

     Your vote is important. Whether you plan to attend or not, please sign, date, and return the enclosed proxy card in the envelope provided. If you attend the meeting and prefer to vote in person, you may do so.

                                    By Order of the Board of Directors,


                                    By: /s/ Peter A. Anderson
                                       -------------------------------------
                                      Peter A. Anderson, President
                                      and Chief Executive Officer
Rockport, Massachusetts
May 13, 1999